Rule 424(b)(3)
                                       Registration Statement Nos. 333-84859 and
                                         333-56172
                                       CUSIP # 12560PBZ3

PRICING SUPPLEMENT NO. 1
Dated April 3, 2001 to
Prospectus, dated March 12, 2001 and
Prospectus Supplement, dated April 3, 2001.

                               THE CIT GROUP, INC.
                         MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note            ( ) Senior Subordinated Note

Principal Amount:  U.S. $1,000,000,000.

Proceeds to Corporation:  99.94279% or $999,427,900.00

Agent Commission:  0.05721% or $572,100.00

Issue Price:  $1,000,000,000.

Original Issue Date:  April 6, 2001.

Maturity Date: April 7, 2003, provided that if such day is not a Business Day, the payment of principal and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Interest Rate Basis:  LIBOR.

Index Maturity:   Three months.

Spread:  +45 basis points ( 0.45%).

Interest Rate Calculation: LIBOR determined on the Interest Determination Date plus the Spread.

Initial Interest Rate: LIBOR determined two London Business Days prior to the
      Original Issue Date plus the Spread.

Specified Currency:  U.S. Dollars

It is expected that the Notes will be ready for delivery in book-entry form on or about April 6, 2001.

LEHMAN BROTHERS                                   BANC OF AMERICA SECURITIES LLC
SALOMON SMITH BARNEY                              CREDIT SUISSE FIRST BOSTON
JPMORGAN                                          FIRST UNION SECURITIES, INC.
UBS WARBURG LLC                                   DRESDNER KLEINWORT WASSERSTEIN

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Form:  Global Note.

Interest Reset Dates: July 7, 2001, October 7, 2001, January 7, 2002, April 7,
      2002, July 7, 2002, October 7, 2002 and January 7, 2003, commencing July 7, 2001, provided that if any Interest Reset Date would otherwise fall on a day that is not a Business Day (as defined below), then the Interest Reset Date will be the first following day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

Interest Payment Dates: July 7, 2001, October 7, 2001, January 7, 2002, April 7,
      2002, July 7, 2002, October 7, 2002, January 7, 2003 and on April 7, 2003,
      commencing July 7, 2001, provided that if any such day is not a Business Day, the Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Accrual of Interest: Accrued interest will be computed by adding the Interest
      Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The "Interest Factor" for any Note for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

      Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

Interest Determination Date: Two London Business Days prior to each Interest
      Reset Date.

Calculation Date: The earlier of (i) the fifth Business Day after each Interest
      Determination Date, or (ii) the Business Day immediately preceding the applicable Interest Payment Date.

Maximum Interest Rate:  Maximum rate permitted by New York law.

Minimum Interest Rate:  0.0%.

Other Provisions:

      "LIBOR" means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.

      "Telerate Page 3750" means the display page designated as page 3750 on the Bridge Telerate, Inc. service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates).

      "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York.

      "London Business Day" means any day on which deposits in U.S. dollars are transacted in the London interbank market.

      Trustee, Registrar, Authenticating and Paying Agent:
      Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago), under Indenture dated as of September 24, 1998 between the Trustee and the Corporation.

Agents:

          Agent                                                 Principal Amount
          Lehman Brothers Inc.                                    $  775,000,000
          Banc of America Securities LLC                              75,000,000
          Salomon Smith Barney Inc.                                   50,000,000
          Credit Suisse First Boston Corporation                      40,000,000
          Chase Securities Inc.                                       25,000,000
          First Union Securities Inc.                                 20,000,000
          UBS Warburg LLC                                             10,000,000
          Dresdner Kleinwort Wasserstein                               5,000,000

           Total                                                  $1,000,000,000